Exhibit 99.1

200 Connell Drive Berkeley Heights, NJ 07922

Genta Incorporated Reports First Quarter 2012 Financial Results

BERKELEY HEIGHTS, NJ – May 14, 2012 – Genta Incorporated (GNTA) today reported results for the quarter ended March 31, 2012.  For the first quarter of 2012, the Company reported net income of $5.2 million, or $0.00 net income per basic and diluted share, compared with net income of $0.5 million, or $0.03 net income per basic share and $0.00 net income per diluted share, for the first quarter of 2011. As of May 11, 2012, the Company has approximately 2.4 billion outstanding shares of common stock.

The financial results reported today reflect a number of considerations, some of which are noted below, and all of which will be reported in the Company’s Report on Form 10-Q.  As previously reported, in March 2012, the Company issued convertible notes totaling $2.25 million and redeemed certain notes that had been issued in September 2011, having a face value of $8.4 million. The redemption of those notes resulted in a loss of $8.2 million recorded in the first quarter of 2012.

As part of a financing transaction in September 2011, the Company issued a series of warrants to purchase shares of common stock in exchange for extending the maturity of certain convertible notes and issued debt warrants to purchase additional convertible notes. Similarly, in December 2010 and March 2010, the Company issued a series of warrants to purchase shares of common stock in exchange for extending the maturity of certain convertible notes. All of these warrants and the debt warrants have anti-dilution protection and can be exercised using a cashless exercise procedure; warrants with these characteristics are accounted for as liabilities and marked-to-market over their lives.  At March 31, 2012, the warrants and debt warrants were marked-to-market and valued, in total, at $14.7 million, a decline from their valuation at December 31, 2011 of $40.2 million, resulting in income of $25.5 million for the three months ended March 31, 2012.  In the prior-year period, the decline in valuation of the warrants issued in December 2010 and March 2010 resulted in income of $12.7 million for the three months ended March 31, 2011.

On March 31, 2012, the Company had cash and cash equivalents totaling $2.6 million, compared with $2.1 million at December 31, 2011, reflecting the completion of the financing transaction in March 2012 and the receipt of $1.2 million from the sale of portions of the Company’s New Jersey net operating losses, mostly offset by the use of funds in operating the Company. Net cash used in operating activities for the three months ended March 31, 2012 was $1.3 million, reflecting the receipt of $1.2 million from the sale of the tax losses. Average net monthly cash outflow is projected to be approximately $1.0 million during the first half of 2012.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.   The Company is developing tesetaxel, a novel, orally absorbed taxane that is in the same class of drugs as paclitaxel and docetaxel.  As the leading oral taxane in clinical development, tesetaxel has been evaluated in a broad program of completed or ongoing Phase 2a/Phase 2b clinical trials.  The Company has announced that gastric (stomach) cancer will be the lead indication for registration.  Genta is exclusively marketing Ganite® (gallium nitrate injection) in the U.S, which is indicated for treatment of symptomatic patients with cancer-related hypercalcemia that is resistant to hydration.  The Company has developed proprietary oral formulations of the active ingredient in Ganite® that are being evaluated as potential treatments for diseases associated with accelerated bone loss.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Such forward-looking statements include those that express plan, anticipation, intent, contingency, goals, targets, or future developments and/or otherwise are not statements of historical fact.  The words “potentially”, “anticipates”, “projects”, “expects”, “could”, “calls for”, and similar expressions also identify forward-looking statements.  The Company does not undertake to update any forward-looking statements.  Factors that could affect actual results include, without limitation, risks associated with:

•	the Company’s ability to obtain necessary regulatory approval for its product candidates from regulatory agencies, such as the U.S. Food and Drug Administration and the European Medicines Agency;
•	the safety and efficacy of the Company’s products or product candidates;
•	the commencement and completion of any clinical trials;
•	the Company’s assessment of its clinical trials;
•	the Company’s ability to develop, manufacture, license, or sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute any license and collaborative agreements;
•	the adequacy of the Company’s capital resources and cash flow projections, the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations, or the risk of bankruptcy;
•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company; and
•
the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's most recent Annual Report on Form 10-K and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

CONTACT:
Genta Investor Relations
info@genta.com

Genta Incorporated
Selected Condensed Consolidated Statements of Operations Data
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31
	2012	2011

Product sales - net	$4	$53
Cost of goods sold	-	6
Gross margin	4	47

Operating expenses:
Research and development	1,963	2,348
Selling, general and administrative	1,535	1,629
Total operating expenses	3,498	3,977

Amortization of deferred financing costs and debt discount	(7,564)	(7,381)
Fair value - warrant liability	25,508	12,681
Loss on redemption of debt	(8,214)	-
Gain on exchange of debt	160	-
All other income/(expense), net	(1,162)	(857)
Net income	$5,234	$513

Net income per basic share	$0.00	$0.03
Net income per diluted share	$0.00	$0.00

Shares used in computing basic net income per share	1,842,016	16,401
Shares used in computing diluted net income per share	48,739,691	3,292,227

Selected Condensed Consolidated Balance Sheets Data

	March-31
	2012	December-31
	Unaudited	2011

Cash and cash equivalents	$2,552	$2,116
Working capital deficiency	(15,016)	(7,462)
Total assets	4,569	14,497
Total stockholders' deficit	(30,171)	(39,246)